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CARRIER RESALE AGREEMENT

THE PARTIES:

This Carrier Resale Agreement ("Agreement") is entered into this 22 of October, 1996 between Advanced Radio Technologies Corporation, ("ART") and its affiliates, a Delaware Corporation with its principal place of business at 500 108th Avenue, NE, Suite 2600, Bellevue, Washington 98004, and Chadwick Telephone, ("Reseller") and its affiliates, a Pennsylvania partnership, with its principal place of business at 3 Bethlehem Plaza, Bethlehem, PA 18018-5798.

RECITALS:

      WHEREAS, ART is a common carrier providing broadband wireless local telecommunications services in certain geographic areas throughout the United States, and its primary service offering uses 38 GHz milimetric facilities;

      WHEREAS, Reseller is in the business of providing long distance and/or local telecommunications services to end users;

and

      WHEREAS, ART and Reseller desire to enter into an agreement providing for the furnishing of broadband wireless services by ART to Reseller to be integrated into Reseller's services to end users.

      NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, ART and Reseller, intending to be legally bound, agree as follows:

1.    Definitions

Definitions are contained in Attachment A.

2.    Term of Agreement

The term of this Agreement shall begin on the Effective Date and shall continue in effect for five(5) year(s) thereafter. The Agreement shall renew for successive periods of one (1) year unless one of the parties gives written notice not to renew no later than ninety (90) days prior to the scheduled date of expiration of the initial period or any subsequent renewal period. The parties acknowledge and agree that failure of either party to give notice of termination shall give rise to a conclusive presumption that the Agreement is to be renewed pursuant to this Section 2.

3.    Scope of Agreement


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ART shall provide to Reseller domestic interstate and intrastate Services pursuant to this Agreement and to ART's tariffs ("Tariffs") governing certain of the Services on file with the Federal Communications Commission ("FCC") and various state regulatory commissions. This Agreement incorporates the relevant Tariff provisions as they may be amended from time to time in accordance with law. The Tariffs shall control the furnishing of service under this Agreement in the event of any conflict between this Agreement and the Tariffs but only to the extent that the Tariffs are required to control by operation of law; provided that ART expressly agrees not to seek to amend its Tariffs if the effect is to invalidate provisions of this Agreement except where this Agreement expressly permits such amendment.

Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariffs.

4.    Services Provided by ART

      4.1 38 GHz Transmission Services

ART shall provide transmission services over authorized 38 GHz facilities in authorized areas, which services shall consist of the equipment, circuits and connection facilities specified in the Equipment Supplement (the "Services"). Additional services may be added, from time to time, by amendment to this Agreement in the form of the Service Order, the current version of which is Attachment B. Payment for ART's Services by Reseller shall be in accordance with
Section 10.

      4.2 Equipment

          4.2.1 Equipment Supplied

In connection with the provision of Services under this Agreement, it will be necessary for ART to install certain equipment on the premises of Reseller, the customer of the Reseller ("End User") and/or other locations controlled by third parties and related to the provision of Services (collectively "Sites"). Equipment to be installed on each Link includes the Outdoor Units ("ODU's"), Indoor Units ("IDU's"), antenna and antenna mounts, monitoring equipment, power supplies, associated hardware and cabling, and other materials necessary to complete the installation process ("Equipment"). This Agreement also can be used for the installation of equipment using frequencies other than 38 GHz.

          4.2.2 Title and Interest

Reseller acknowledges and agrees, and shall secure the acknowledgment and agreement of its End Users, that the Equipment is, and at all times shall remain, the property of ART, and that the Reseller and its End Users shall have no right, title or interest in or to the Equipment except as may be expressly set forth in this Agreement. The Equipment is, and at all times shall remain,


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personal property notwithstanding that it may now be or hereafter become in any manner embedded in, affixed or attached to real property or any building thereon. Reseller shall require its End Users to agree to keep and maintain the Equipment free and clear of all liens, charges, security interests and encumbrances (except any placed thereon by or with the written consent of ART). This Section 4.2.2. shall not be interpreted to require Reseller to be responsible for the actions of third parties.

          4.2.3 Security of Equipment

Reseller and its End Users shall take all appropriate measures to secure the Equipment from loss, destruction or damage, and prevent the possibility that the Equipment might create environmental hazards, including but not limited to: physical security, including without limit barriers, limited and locked access and training of those with access; electronic security including without limit periodic audits of its telecommunications systems and passwords; environmental controls; and suitable power supplies.

          4.2.4 Equipment Alterations

Reseller acknowledges that ART shall have complete discretion to furnish Service using any equipment that it chooses, so long as the Services are designed to satisfy the Performance Specifications. ART shall use reasonable efforts to notify Reseller of any changes in Equipment that appear likely to effect Reseller's or Customers' equipment or services prior to making any such changes.

5.    Service Ordering Procedures

      5.1 Service Order Processing

In order to initiate the processing of an order for Service, the Reseller shall submit to ART a Request for Service ("RFS"), accompanied by a Preliminary Site Survey. ART shall examine the RES for completeness and may return the RFS to the Reseller for additional information. Reseller shall exercise reasonable efforts to complete and return the RES to ART within three (3) business days of receipt. ART may elect to conduct a Detailed Site Survey and shall deliver to Reseller a firm quote. ART shall exercise reasonable efforts to complete the Detailed Site Survey if it is deemed necessary and the firm quote within ten (10) business days of receipt of the completed RFS. The Reseller and ART shall execute a Service Order, including a firm quote, which shall become an integral part of this Agreement. ART shall exercise reasonable efforts to process the Service Order expeditiously and in accordance with a mutually-agreeable target schedule ("Targeted Service Date").

          5.2  Service Order Modification or Cancellation


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The Reseller may modify or cancel its Service Order at any time (i) prior to the installation of the Equipment without charge except that the Reseller shall be responsible for all direct charges incurred to the date of cancellation that are payable to third parties and (ii) after installation of Equipment but prior to Service Commencement provided that Reseller shall be responsible for all charges incurred by ART and for all direct charges incurred to the date of cancellation that are payable to third parties. The charges set forth in this Section 5.2 are subject to Section 5.3. Cancellations and modifications will not be accepted unless confirmed in writing and signed by a person with authority.

      5.3 Timing

ART shall exercise reasonable efforts to install the Equipment and commence delivering Service by the Targeted Service Date but only in situations where arrangements to obtain access to and use of the Site have been completed prior to execution of the Service Order. Reseller expressly acknowledges that time is not of the essence with regard to this Section 5 and that it shall not be considered a breach of this Agreement if ART fails to commence Service by the Service Date or fails to expeditiously process an order; provided that, notwithstanding the provisions of Section 5.2, the Reseller may cancel a Service Order without incurring any charges if ART fails to commence Service by the Targeted Service Date.

      5.4 Commencement of Service

Service shall commence and the Reseller shall be responsible for charges therefore on the date that the Reseller states in writing that it has accepted the Service in accordance with the Acceptance Criteria ("Acceptance Statement"); provided that it will be conclusively presumed that the Reseller has accepted the Service and agrees to the commencement of charges if the Reseller has not stated in writing, and set forth in sufficient detail its reasons therefore which reasons shall demonstrate that the Acceptance Criteria were not met, that the Service does not satisfy the Acceptance Criteria within five (5) business days after the Targeted Service Date ("Service Commencement Date"). In the event that the Reseller states that the Service does not meet the Acceptance Criteria, ART shall have thirty (30) days ("Correction Period") within which to meet the Acceptance Criteria. In the event that ART fails to meet the acceptance criteria within the Correction Period, the Reseller may cancel the Service Order without any charges or further obligation but only with regard to the Link effected. The Targeted Service Date shall be set forth in the Service Order, and may be amended from time to time by amendments to the Service Order. The Acceptance Criteria are set forth in the Definitions in Attachment A hereto.

      5.5 Minimum Period of Service

The minimum period for Service to be provided to the Reseller shall be one year for each Link ordered and installed. The Reseller shall have the option to redeploy the Link to any geographic area chosen by it for which ART holds a license as a 38 GHz provider, provided: (i) the Reseller pays all costs to ART including a reasonable allocation of overhead and all charges to third parties associated with deinstallation and reinstallation of the Equipment at the Link


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("Redeployment"); (ii) the location chosen is completely suitable for the provision of Service under the terms of this Agreement; and (iii) Redeployment at the location chosen does not interfere with existing or planned services by ART. The Reseller agrees that ART's conclusions with regard to conditions (ii) and (iii) in this Section 5.5 shall be deemed to be conclusive on the parties.

6.    Related Support Services Provided by ART

ART shall supply the services set forth in this Section 6 in support of its transmission Services ("Related Support Services"). There shall be no additional charges for Related Support Services and they shall be included in the charges for the Services as set forth in Section 10, except where additional charges are set forth in this Section 6.

      6.1 Site Surveys

Preliminary surveys of the Sites at which the Equipment is to be installed are the responsibility of the Reseller as set forth in Section 9.3.1. Detailed Site Surveys shall be conducted by ART's Field Services Department or ART's subcontractors in the event that ART, in its sole discretion, determines that such surveys are necessary. The primary purpose of the Detailed Site Survey is to obtain engineering information to validate the feasibility of using 38 GHz millimetric wave circuits and the suitability of the Site and to identify in advance the optimal installation methods to be used and the obstruction obstacles to be overcome.

      6.2 Frequency Coordination

It is necessary to "coordinate" the frequencies to be used on the paths to be activated with other potentially interfering frequencies used either by ART or by third parties, and engineer the path layouts, in order to optimize path performance. ART's Engineering Department shall be responsible for all frequency coordination, spectrum management, path engineering and transmission engineering in connection with the Service. In addition, ART shall maintain databases and systems to support coordination with other 38 GHz service providers. Frequency coordination information and engineering databases shall remain the property of ART and shall be considered confidential information.

      6.3 Installation

ART's Field Services Department or subcontractors, at ART's sole option, shall perform all installations in connection with this Agreement. The charges for installation are set forth in Section 10 and on Attachment C.

      6.4 Maintenance and Restoral

          6.4.1 Maintenance and Restoral


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ART or subcontractors, at ART's sole option, (i) shall perform routine maintenance and adds, moves, and changes at times to be chosen by ART, for which ART shall give reasonable advance Notice and (ii) shall exercise reasonable efforts to restore Service as quickly as possible in accordance with the escalation procedures. Escalation procedures for restoring service are set forth in Attachment D. Except as agreed otherwise, ART shall set goals of, and exercise reasonable efforts to achieve: dispatch of field service personnel within thirty (30) minutes and Service restoral within four (4) hours or less; provided that the Reseller expressly acknowledges that it is not possible for Service to be restored within four (4) hours in all instances and that it shall not be a breach of this Agreement for Service Outages to exceed four (4) hours by any amount, except that, as its sole remedy, Reseller shall be entitled to a credit of one (1) month's Service for all outages within a given month for a given Link if the total Outages exceed four (4) hours. The Outage credit under this Section 6.4.1. is in lieu of and not cumulative with the Outage credits pursuant to Section 11.2. If ART responds to an outage report by Reseller or End User and no such Outage exists, then the Reseller shall be responsible for all charges for the response to the service call at ART's current standard hourly rates.

          6.4.2 Limitations on ART's Obligation to Maintain and Restore

ART' obligations under Section 6.4.1 exclude each of the following: (i) Service that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impossible; (ii) Service using Equipment located in an unsafe or hazardous environment; (iii) Service that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) Service resulting from any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; (v) Service in connection with relocation not approved by ART of any of the Equipment; and (vi) the inability of ART to access the premises of Reseller or the End user in order to perform installation, maintenance and repair due to limitations or restrictions imposed by Reseller or the End User.

      6.5 Network Operations Management

The ART Network Operations Center ("NOC") will provide the following services:
(i) Link alarm monitoring; (ii) Link performance monitoring; (iii) Link performance reporting; (iv) Link performance data; (v) remote Link diagnosis;
(vi) Link restoral; and (vii) coordination and testing to the extent feasible with operations centers operated by third parties. The NOC operates on a seven
(7) day per week twenty-four (24) hour basis to monitor all ART circuits. The NOC provides continuous supervisory control and data acquisition (SCADA). The NOC services to be provided under this Agreement are subject to change from time to time, as a result of changing customer needs, without Notice and in the sole discretion of ART.

      6.6 End User Service

ART's Customer Service Department shall be available to assist End Users with Service


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complaints and other problems without charge, provided that the requests for assistance are reasonable. ART shall maintain a "help" desk twenty-four (24) hours per day, seven (7) days per week. ART shall exercise reasonable efforts to resolve all End User service issues within twenty-four (24) hours. ART shall establish a system of its own choosing for either reporting all End User inquiries to Reseller or enabling the Reseller to access an ART database, such as an electronic bulletin board, to retrieve information concerning such inquiries and their resolution.

      6.7 ART Point of Contact

ART shall assign a person as a primary point of contact for inquiries and customer support for the Reseller, which person shall be reachable during the business day, 8am until 6pm PT, and shall provide an escalation procedure for resolving differences. The initial contact person shall be Evans K. Anderson, Director of Sales NE Region.

      6.8 Post Termination Support Services

In the event of a termination of this Agreement by either party, if requested by Reseller, ART shall continue to provide ongoing service, support, maintenance and restoral in accordance with the terms of this Agreement for all End Users with active contracts that were sold by Reseller pursuant to this Agreement and prior to its termination, provided that Reseller continues to pay the applicable charges. The parties agree to cooperate to provide transition services for the End Users with the goal of minimizing End User disruption and inconvenience.

7.    Use of Subcontractors

Reseller expressly agrees that ART may use any subcontractor that it chooses without prior approval for installation, maintenance, restoral and other field service functions, and for any other ART obligations under this Agreement; provided that the use of subcontractors shall not relieve ART of any of its obligations hereunder.

8.    Performance

      8.1 Reseller's Right to Cancel for Non-performance

Based upon its standard engineering evaluations, Link analysis, expected weather patterns for the Link to be installed, manufacturer's Equipment specifications, anticipated site environment and ART's experience, except where agreed otherwise on Attachment E, ART intends to engineer each Link to provide Service, with a Bit Error Rate of less than 10^(-13) over each Circuit in unfaded conditions, and Service over each Circuit that has an Availability of better than 99.995% in the aggregate during each month. In the event that in any month the Availability over a Link fails to meet the 99.995% goal in the aggregate during the month the Reseller may cancel the provision of Service over that Link provided that (i) Notice is given during the first ten (10) days of the Immediately Following Month and (ii) the Availablity during the Immediately


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Following Month also falls below 99.995%, which cancellation shall be effective with the first day of the second month following the date that Notice of cancellation is given. The Reseller shall remain fully obligated with respect to other Service under the terms of this Agreement. The Reseller's sole remedy with respect to performance failures of any kind shall be the right to cancel a Link as set forth in this Section 8.1 or the Outage credits as set forth in Section 11 of this Agreement.

      8.2 Limitations on ART's Duty to Perform

ART's obligation to meet the Performance Standards in Section 8.1 shall not require ART to provide Service or Related Support Services: (i) that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impossible; (ii) that uses Equipment located in an unsafe or hazardous environment; (iii) that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) to restore service that was out due to any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; and (v) in connection with relocation not approved by ART of any of the Equipment. In addition, ART shall not be liable for ART's failure to meet the Performance Standards in Section 8.1 in the event that such failure is due to: (a) Reseller or the End user's failure to follow procedures for use of the Service and Equipment as provided by ART or the manufacturer from time to time; (b) repair, modification, maintenance or relocation of the Equipment by personnel other than ART personnel or ART designated representatives, without the express written consent of ART; (c) abuse, misuse, or negligence by Reseller, the End user or third parties affecting the service and/or equipment so as to impede ART's ability to provide service; or (d) the inability of ART to access the premises of Reseller or the End User in order to perform installation, maintenance and repair due to limitations or restrictions imposed by Reseller or the End User or due to any violations of Section 9.3.2 of this Agreement.

9.    Reseller's Responsibilities

      9.1 Payment

ART shall invoice Reseller for the applicable charges and taxes each month. All payments shall be due within thirty (30) days of the date stated on the face of the invoice. Payments shall be forwarded to the address stated on the face of the invoice. Reseller may at its option arrange for electronic forwarding of the invoice and electronic transfer of funds ("EFT"), and shall receive a discount of two (2) percent of the total amount of said invoice if the EFT is effective within seventy-two (72) hours of date on the face of the invoice. ART shall have the option without notice to impose a late payment charge of one and one-half percent (1.5%) per month or the maximum amount allowable by law on any past due charges. The Reseller agrees to pay all costs, including reasonable attorney's fees, expended in collecting past due charges. All invoices shall be conclusively presumed to be accurate unless the Reseller notifies ART to the contrary within sixty (60) days of the receipt of the invoice, except where the incorrectness could not have


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been discovered with due diligence within that period. Reseller shall not be relieved of its responsibility for timely payment because of any conduct or nonpayment by the End User.

      9.2 Conduct

Reseller shall not represent that it is an agent or otherwise a representative of ART, without ART's prior written permission. Reseller and ART each pledge to each other that they will conduct their business affairs at all times with the highest standards of honesty, fair dealing and ethics.

      9.3 Sites

          9.3.1 Preliminary Site Survey

The primary purpose of the Preliminary Site Survey is to provide preliminary technical and administrative information so that ART Field Services and Engineering can make an initial determination of whether a proposed radio link is feasible and whether a Detailed Site Survey is required. A Preliminary Site Survey shall be performed by Reseller personnel or agents, when such personnel or agents are authorized and certified by ART to perform such surveys. The Reseller shall bear the entire expense of such preliminary site survey, including direct and indirect personnel expenses. The Reseller's designated site survey persons shall undertake training and certification at ART's expense and at reasonable times and places chosen by ART. The personnel performing the Preliminary Site Survey shall complete and promptly forward to ART the results of the survey in such form as ART shall designate from time to time.

          9.3.2 Site Acquisition and Access

Reseller shall be responsible for all costs and charges, recurring and nonrecurring, associated with acquisition of Sites for the installation of the Equipment, use of the Sites by ART for the provision of its Service and access to those Sites in connection therewith, with the provision of Services by ART, including but not limited to (i) acquiring the necessary zoning, permits and other municipal approvals for the installation of the Equipment and use of the site, (ii) paying any annual taxes or fees associated therewith and (iii) obtaining twenty-four (24) hour emergency access to the Site to install, maintain and restore Service and access during the normal business day for installation and routine maintenance. ART shall exercise reasonable efforts to assist the Reseller in its site acquisition efforts. At Reseller's request, ART shall provide its Site Acquisition Services at standard rates plus reasonable travel expenses from, at ART's sole option, ART's headquarters or the nearest staging area.

      9.4 Access to End User Premises and Service-Related Equipment

During the term of this Agreement, the Reseller shall arrange for ART or its representatives to have access to the End User premises or other premises in control of third parties where the Equipment is located ("Equipment Premises") for the purpose of installation, testing, preventive maintenance and Service restoral. Where the nature of the access permits advance notice, ART


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shall give reasonable advance notice and shall schedule the visits during business hours. Where the nature of the does not permit an advance scheduling, including but not limit to emergency or restoral situations, the Reseller shall arrange for ART or its representatives to have immediate access where possible to the Equipment Premises and all Equipment located therein, and fully assist and cooperate with ART in remedying the emergency or Outage.

      9.5 Reseller Point of Contact

The Reseller shall appoint a person, who shall be the primary point of contact for ART, which person shall be reachable during the business day, from 8am until 6pm, using the time standard in effect at the Reseller address first listed above. The initial contact person by name and title shall be R. Chadwick Paul, Jr., President.

      9.6 End User Contacts and Billing

Reseller shall perform all End User contacts, selling, marketing and billing at Reseller's sole expense. Reseller shall negotiate service orders with the End User and notify ART for service order fulfillment. Conduct and operations of the End Users shall be the sole responsibility of the Reseller.

      9.7 End User Performance

Reseller shall enter into an agreement with each of its End Users that requires the End User to perform all obligations imposed upon the End Users by this Agreement. In addition the Reseller shall ensure that the End User (i) exercises reasonable efforts to protect the Site and equipment from damage or loss; and to prevent any obstructions that would interfere with line of sight along the Link and (ii) promptly reports any developments including but not limited to activities or planned activities, including without limitation new antenna masts or buildings or other structures, that obstruct or might obstruct line of sight along the Link.

10.   Wholesale Pricing

ART shall have the option to increase or decrease its Wholesale Pricing at any time and with regard to any Service Area; provided that ART provides notice of such change to the Reseller, in writing and ninety (90) days before the effective date of the price change. The Wholesale Rates in effect at the time of the execution of this Agreement are set forth in Attachment C and shall remain in effect for the purposes of this Agreement until further Notice in accordance with this Section 10. No increase in rates under the terms of this Section 10 shall apply to any Circuits that had been the subject of a Service Order on the date that ART notifies Reseller of an increase.

      10.1 Installation Charges

Installation is charged on a per DS1 or DS3 circuit basis, with differing charges depending on the capacity and type of the Equipment actually installed and the environment of the Site. The rate may be decreased, at ART's sole option, for additional DS1s for the same end user between the same two points. The charge for installation may vary by state and by city. The Standard Installation Charge is for a Standard Installation and assumes reasonable access to the Equipment


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locations and that the locations meet Minimal Acceptable Site Criteria. The
Equipment that is part of a Standard Installation is listed in Attachment F. The charges for a Standard Installation are set forth in Attachment C. If the installation requires the purchase and installation of Additional Equipment or additional labor, there will be an additional charge as set forth in Attachment G or as stated by ART when an order is accepted.

      10.2 Service Charges

The charges for Service are set forth in Attachment C.

11.   Outages

      11.1 ART's Liability for Outages

All liability of ART for interruptions, errors, omissions, outages or defects occurring in the course of furnishing Service and not caused by actions of the Reseller or third parties ("Outages") shall be strictly limited, at the sole option of the Reseller, either to (i) termination without further liability of Service over the Link on which the Outage occurred or (ii) Outage credits against sums paid or to be paid in an amount determined in accordance with
Section 11.2 ("Credit"). Reseller must elect either remedy (i) or (ii) but not both. Credit for Outages shall be allowed only when Outages are caused by or occur in the facilities or Services provided by, operated or serviced by ART. No Credit shall be allowed for Outages due to the failure of facilities, services or equipment not provided, operated or serviced by ART or the acts or omissions of Reseller, End User or third parties. No Credit shall be given for any Outages caused by testing or emergency interruptions, or by routine maintenance provided that ART has given Reseller appropriate advance notice of such maintenance. The Reseller or End User must promptly notify ART of any Outages and include details of such Outages.

      11.2 Determination of Outage Credits

An Outage will be deemed to occur at the beginning of any period of time when performance falls below the following standard: there are ten consecutive seconds ("Severely Errored Seconds") when the bit error rate over the Circuit is greater than 10^(-3) for each second ("Errored Period"). Outages will be deemed to start upon the earlier of either the time upon which ART receives Notice from the Reseller or the End User that an Outage has commenced or the time that ART becomes aware of the Outage; provided that, if ART is informed or becomes aware of the Outage within two hours of its commencement, the Outage will be deemed to have commenced at the first of the Severely Errored Seconds. The Outage will be deemed to cease when the Service is restored to the performance standards set forth in this Section 11.2. Outage Credits will be given for each day ("Credit Day") during which there are at least two Errored Periods that are not consecutive or three consecutive Errored Periods. Credits will be given against the monthly recurring charges on the basis of a thirty day assumed month, at the rate of each Credit Day being 1/30th of the recurring charge. In any month in which there are three successive Credit Days or five total Credit Days, the Reseller shall be given credit for the entire month. Credits will only be given on a Circuit by Circuit basis.


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12.   Licensing & Regulatory Matters

      12.1 Good Standing; Future License Acquisition

ART shall be responsible for obtaining from others or for maintaining in good standing appropriate authorizations from the Federal Communications Commission ("FCC") as a licensee in the millimetric wave frequencies at 38 GHz to construct and operate (or permit others to construct and operate) radio equipment necessary to provide service to end users under this Agreement; provided that nothing in this Agreement shall be construed to require ART to continue to prosecute any pending authorization applications or file for any additional authorizations after the Effective Date.

      12.2 Common Carrier Certification

Subject to Section 12.1, ART and Reseller each shall be responsible for obtaining common carrier or other appropriate authorizations from the FCC and state utility commissions and, to the extent required, to file tariffs wherever necessary to provide the services contemplated by each under this Agreement; provided that each party shall have complete discretion as to the terms and conditions of its tariffs and geographies except to the extent compelled to do otherwise by this Agreement.

      12.3 Municipal and Local Government Regulatory Compliance

Reseller shall be responsible for complying with zoning, environmental, and other rules and regulations imposed by municipal or other local governmental units with respect to the Service and Equipment, provided that ARTs sole remedy for Reseller's breach of this Section 12.3 is to seek indemnification from the Reseller in accordance with Section 17.12.1 and that ART shall be responsible for ensuring that the Equipment operates within any applicable environmental and safety standards; provided, however, that Reseller shall be responsible for ensuring that the location of the equipment is suitable for ART's operations and that there are no impediments to full, continuous and safe operation of ART's equipment.

13.   Intellectual Property Rights

      13.1 Trademarks, Tradenames and Branding

This Agreement does not waive either party's common law or statutory rights in its respective trademarks and tradenames. Each party shall request prior approval for use of the other party's trademarks, tradenames, logos, logotype and corporate name in any promotional, marketing, reporting, materials, including but not limited to hard copy, video, and electronic media, with a


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likelihood of public distribution. Such approval shall not be unreasonably withheld. All Services sold by Reseller hereunder shall carry the Reseller tradename, unless otherwise directed in writing by Reseller and agreed to in writing by ART.

      13.2 Inventions, Patent Rights, Copyrights, Trade Secrets and KnowHow

Each party shall retaln all rights in patents, inventions, copyrights, trade secrets, and technical know how existing prior to this Agreement or independently developed after the Effective Date of this Agreement. Use, implementation, transfer or other disclosure of either party's intellectual property in support of or in connection with this Agreement, whether indirect or direct, shall not affect the intellectual property rights of the originating party. Rights to mutually developed intellectual property will be negotiated in good faith independent of the terms and conditions of this Agreement.

      13.3 Software and Firmware

Any software or firmware provided to Reseller under this Agreement shall be licensed to Reseller to install and use on Equipment provided by ART under this Agreement. Reseller covenants and agrees to use such software or firmware provided to it only for the purposes contemplated by this Agreement, and Reseller retains no right, implied or otherwise, to use, transfer this software or firmware to any other equipment and will not permit such software or firmware to be copied or disclosed to third parties without the express, prior written consent of ART. Upon the termination of this Agreement, Reseller agrees to return all copies of such software and firmware to ART within thirty (30) days of such termination.

14.   Limitation of Liabilities

EXCEPT AS EXPRESSLY SET FORTH HEREIN, ART MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE EQUIPMENT, SERVICES, AND RELATED SUPPORT SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION. WITH RESPECT TO THE FURNISHING OF SERVICES TO THIRD PARTIES AND/OR CUSTOMERS, NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER PARTY, OR ANY CUSTOMER OF SUCH OTHER PARTY, OR ANY OTHER PERSON, INCLUDING, FOR EXAMPLE, A PERSON BUYING COMMUNICATION SERVICES FROM A CUSTOMER OF SUCH OTHER PARTY, FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, AND INCLUDING, BUT NOT LIMITED TO, LOST REVENUES, ANY CLAIM OF ANY CLIENT, CUSTOMER, OR PATRON FOR LOSS OF SERVCIES, LOST PROFITS, OR REVENUES, OR COST OF SUBSTITUTE PERFORMANCE, EQUIPMENT, OR SERVICES ARISING UNDER THIS AGREEMENT.

15.   Confidentiality

In connection with this Agreement, each party may disclose or otherwise make available certain data or information to the other party, which data or information the disclosing party considers to be confidential and proprietary. As used herein, "Confidential Information," means any nonpublic information, including end user and vendor lists, business plans and proposals, financial information, marketing information, problem solving methods, implementation steps, know how, technology, trade secrets and drawings and renderings related to each party's ongoing and proposed businesses, products and services which are being provided or which have been provided to the receiving party by the disclosing party, or which are obtained by the receiving party from its meetings and contacts with the disclosing party, or any information derived by receiving party from information so provided or obtained. Confidential Information includes all written or electronically recorded materials identified and marked as confidential or proprietary or which on their face appear to be confidential or proprietary, and oral disclosures of Confidential Information by the disclosing party which are identified as confidential or proprietary at the time of such oral disclosure.

Confidential Information does not include any of the following: (a) information that is in or becomes part of the public domain without violation of this Agreement by the receiving Party; (b) information that was known to or in the possession of the receiving party on a nonconfidential basis prior to the disclosure to the receiving party by the disclosing party; information that was developed independently by the receiving party's employees, which employees have had no access to the Confidential Information; (d) information that is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party and without violation of this Agreement by the receiving party; or (e) is authorized by the disclosing party in writing for disclosure or release by the receiving party.

The parties agree: (a) to treat and keep as confidential and proprietary all Confidential Information disclosed by the other party; (b) to advise each employee to whom any Confidential Information is to be made available of the confidential nature of such Confidential Information and of the terms of this Agreement; to promptly return to the disclosing party (or its designees), upon the disclosing party's request, all Confidential Information and all copies. The receiving party shall have discharged its obligation to safeguard the Confidential Information received hereunder only if it has exercised the same degree of care as it uses to protect its own proprietary information of like importance.

The parties agree to keep confidential the terms of this Agreement, including but not limited to information relating to the prices charged and services provided by ART. The parties further agree that any disclosures concerning this Agreement or the terms and conditions shall require the mutual consent of ART and Reseller, except as to such disclosures that may be required to comply with securities laws, court order or similar order of an administrative or regulatory agency, and in connection with relevant government agency communications. Notwithstanding the foregoing, either party shall be entitled to disclose this Agreement and the terms and conditions to its financing sources, and to its auditors, attorneys and other agents to the extent necessary to enforce such party's right or perform its obligations pursuant to this Agreement.

16.   Termination

      16.1 Termination for Default

Either party may terminate this Agreement immediately upon any of the following events: (i) failure to perform an obligation under this Agreement, or committing a breach of this Agreement, and failure to cure such breach within thirty (30) days following delivery to such defaulting party of a written notice of the breach ("Notice"); provided that (a) if the cause of such breach is a Force Majeure condition as defined in Section 17.10, the period for remedying such breach shall be extended by the time measured by any delay from the Force Majeure condition, except that, notwithstanding the foregoing, either party may terminate if the Force Majeure condition extends beyond ninety (90) following Notice and (b) if the breach by its nature cannot be cured within thirty (30) days, the period for remedying such breach shall be extended for ninety (90) days from Notice provided that the breaching party has exercised its best efforts to cure the breach from the Notice; or (ii) if the other party becomes insolvent or makes an assignment for the benefit of its creditors, or if a committee of creditors or other representative is appointed to represent its business, or if a voluntary or involuntary petition under any section of a bankruptcy or similar act shall be filed by or against such other party and that party fails within ninety (90) days following the appointment of such committee or representative or the filing of any such involuntary petition to cause the discharge of such committee or representative or the dismissal of such involuntary petition.

      16.2 Effect of Termination

(i) No termination of this Agreement shall effect any accrued rights or obligations of any party as of the effective date of such termination nor shall it affect any rights or obligations of any party which are intended by the parties to survive any such termination. (ii) The right of any party to terminate this Agreement is not an exclusive remedy, and any party shall be entitled, alternatively or cumulatively, to other remedies permitted under the terms of this Agreement. (iii) Upon termination or expiration of this Agreement, each party promptly shall: (a) remove and return to the other party, or obliterate, at the providing party's option, any material supplied by that party and provide the other party with access to collect and retrieve any and all equipment installed pursuant to this Agreement; (b) notify and arrange for all publishers and others who may identify, list or publish either party's name as a marketer, promoter or supporter of Services including, but not limited to, publishers of telephone directories, yellow pages, and other business directories, to discontinue these listings within six months of the termination date of this Agreement or before the publication of a subsequent version of the directory, whichever may occur earliest; and (c) certify to the other party of and describe in detail all work in process under this Agreement. (iv) Reseller shall pay in full to ART any and all amounts then due and owing, and not reasonably in dispute, within thirty (30) days of termination of this Agreement.

17.   General Provisions

      17.1 Assignment


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

Reseller shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of ART, which consent shall not be unreasonably withheld or delayed if the assignee or transferee (i) expressly assumes in writing the terms and conditions of this Agreement and (ii) satisfies ART's reasonable requirements concerning the assignee's/transferee's human resources to satisfy its obligations under this Agreement, financial condition, creditworthiness and general business reputation. ART may assign this Agreement
(i) without notice or consent, to any Affiliate that agrees in writing to be bound by the terms hereof (ii) without Notice or consent, on a contingent basis to a financial service organization to secure any debt or lease payment, or
(iii) to any other entity that expressly assumes in writing the terms and conditions of this Agreement upon prior consent from Reseller, which consent shall not be unreasonably withheld. Any attempted assignment in violation of the terms of this Section 17.1 will be void.

      17.2 Benefit/Binding Nature

This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and assigns.

      17.3 No Third Party Beneficiaries

This Agreement is made solely for the benefit of the parties hereto and their respective successors and assigns.

      17.4 Authority and Acknowledgment

Each party represents and warrants that it has full power and authority to enter into and perform under this Agreement and that the person signing this Agreement has been properly authorized to do so. Each party further acknowledges that it has had an adequate opportunity to consult counsel, that it has carefully read each provision of this Agreement and understands this Agreement and that it agrees to be bound by all of its terms, conditions and provisions.

      17.5 Controlling Law

All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed on the parties under this Agreement shall be interpreted and construed in accordance with the domestic laws of the State of Pennsylvania even if its choice of law provisions or statutes are in conflict with this requirement.

      17.6 Regulatory Approval

This Agreement is subject to any regulatory approvals which may be required and may be terminated by either party if any governmental or regulatory agency imposes rules or regulations affecting the relationship between the parties in a material way, provided that the imposition of such rules or regulations shall not be construed to relieve the party affected by such rules or regulations from any duty under Sections 10.1, 10.2, 14, and 15 and from being considered in breach for failure to carry out that obligation.

      17.7 Dispute Resolution and Consent to Jurisdiction and Forum Selection

The parties agree that all disputes, claims or controversies between them arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Decisions of the arbitration panel shall be based upon Pennsylvania State law. The Site of such arbitration shall be in Northhampton County, Pennsylvania, or the closest other site agreed to by the AAA. This choice of venue intended by the parties to be mandatory and permissive in nature and each party waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or otherwise object to venue as stated herein. The arbitration panel shall consist of three arbitrators, one arbitrator to be selected by each party and the third arbitrator to be selected by the other two arbitrators. Any decision rendered by the arbitration panel pursuant to this provision shall be concurred in by a majority of the members of the panel. Judgment may be entered by any court of competent jurisdiction. Arbitration pursuant to this section shall be the exclusive means of resolving any dispute, claim or disagreement arising hereunder. The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all costs of the arbitration including but not limited to fees and expenses paid to the AAA and its own reasonable attorneys' fees.

      17.8 Relationship of the Parties; No Agency or Partnership

The relationship between the parties under this Agreement is solely that of independent reseller and service provider. It is agreed and understood that neither party is an agent, employee or legal representative of the other, and has no authority to bind the other in any way. Nothing in this Agreement shall be deemed to constitute ART and Reseller as partners, joint venture partners, or otherwise associated in or with the business of the other, and neither party shall be liable for the debts, accounts, obligations or other liabilities of the other party, its agents or employees. Neither party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other except as may be specifically authorized herein.

      17.9 Publicity

Neither party shall make any press release or other public announcement of or otherwise disclose this Agreement, its contents, or the transactions herein contemplated without the prior approval of the other party unless required by law, regulation, court order or rule of any securities exchange, in which case the disclosing party shall promptly inform the other party of such disclosure and shall permit it to intervene to object if such is permitted. The foregoing shall not prohibit either party from disclosing this Agreement or its contents to its attorneys, accountants or other advisors provided they are informed of and bound by this Section 17.9.

      17.10 Force Majeure

NEITHER PARTY SHALL BE LIABLE FOR DELAYS IN PERFORMANCE, OR

FAILURE TO PERFORM, THIS AGREEMENT OR ANY OBLIGATIONS HEREUNDER, WHICH ARE ATTRIBUTABLE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING BUT NOT LIMITED TO OBSTRUCTION OF LINE OF SIGHT BETWEEN SITES, FIRE, FLOOD, EPIDEMIC, EARTHQUAKE, ACT OF GOD, LIGHTNING, PUBLIC POWER FAILURE OR SURGE, EXPLOSION, STRIKE OR OTHER LABOR DISPUTE, RIOT OR CIVIL DISTURBANCE, WAR OR ARMED CONFLICT, OR ANY OTHER SIMILAR OCCURRENCE NOT WITHIN ITS CONTROL.

      17.11 Insurance

Both parties shall provide insurance or provide self insurance during the term of the Agreement for Worker's Compensation insurance and comprehensive general liability. The liability insurance policies shall insure against loss or damage on account of claims for bodily injuries, death or property damage suffered by a person or persons in connection with each party's performance of this Agreement and shall be in the combined limit amount of One Million Dollars ($1,000,000) for each occurrence. Each party shall cause to have the other party named as an additional insured on all required and necessary insurance policies. Certificates of Insurance shall be issued to each party by the other party within sixty (60) days following the Execution Date.

      17.12 Indemnification

            17.12.1 Indemnification of ART by Reseller

Reseller shall indemnify ART against, and hold ART harmless from all liabilities, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property caused by the acts or omissions of Reseller or Reseller's employees, agents or invitees. In no event shall ART's employees, agents or invitees be deemed to be employees, agents or invitees of Reseller.

            17.12.2 Indemnification of Reseller by ART

ART shall indemnify Reseller against, and hold Reseller harmless from all liabilities, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property caused by the acts or omissions of ART or ART's employees, agents or invitees. In no event shall Reseller's employees, agents or invitees be deemed to be employees, agents or invitees of ART.

            17.12.3 Duty to Notify and Assist

If any claim arises to which the provisions of this Section 17.12.3 may be applicable, the party against whom such claim is made shall notify the other party immediately upon learning of the claim. If it appears that the other party may be obligated to provide indemnification as a result of such claim, the other party, in its discretion, may settle or compromise the claim or retain counsel of its own choosing and control and prosecute the defense against such claim. In no event shall the party against whom the claim is asserted have the right to pay, settle or compromise such claim without the prior written consent of the party who may be obligated to indemnify under this
Section 17.12.3, and the parties hereto agree that they will not unreasonably withhold consent to such payment, settlement or compromise. The party against whom the claim is asserted shall provide the other party such assistance as may be reasonable in the defense and disposition of such claim.

      17.13 Notices

All notices, demands or other communications which are required or may be given under this Agreement shall be given or made in writing, and shall be delivered personally or by overnight air courier or first class certified or registered mail, return receipt requested and postage prepaid to the persons and addresses listed below, or to such other persons and/or address as the party to whom notice is to be given has furnished to the other party. Each such notice, demand or other communication shall, simultaneously with its being delivered to the courier or messenger for delivery or placed in the mail, be sent by facsimile or comparable electronic means. All notices and other communications hereunder shall be deemed to have been given: (a) on the date of delivery if personally delivered or, if not delivered on a business day, the first business day thereafter; (b) on the first business day after the date sent if sent by overnight air courier; or (c) on the fifth business day after the date sent if sent by certified registered mail.

If to ART:                                  If to Reseller:

Steven D. Comrie                            R. Chadwick Paul, Jr.
President                                   President
500108th Ave. NE, Ste. 2600                 Chadwick Telephone
Bellevue, WA 98004                          3 Bethlehem Plaza
206.688.8700                                Bethlehem, PA 18018-5798
206.688.0703                                610.866.4444
                                            610.861.8718

with copy to:                               with copy to:

W. Theodore Pierson, Jr., Esq.              Mark S. Sigmon
ART General Counsel                         Sigmon & Sigmon
c/o Pierson, Burnett & Hanley               146 East Broad Street
1667 K Street, NW, Ste. 801                 Bethlehem, PA 18018
Washington, D.C. 20006                      610.865.2742
202.466.3044                                610.865.6295
Fax 202.466.3055

      17.14 Period of Limitations


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

Any claim arising from or in connection with this Agreement must be brought to the attention of the other party in writing within one hundred eighty (180) days of the event alleged as giving rise to an action, and any action arising from or in connection with this Agreement must be brought within one (1) year after the cause of action arises under this Agreement.

      17.15 Section Headings

All Section Headings used in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provisions of this Agreement

      17.16 Survival

The provisions of this Agreement that by their nature and context are intended to survive the execution, delivery, performance and termination of this Agreement, shall so survive and shall continue in force and effect until the applicable limitations period has expired.

      17.17 Waiver

No waiver of any right or remedy in respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such an occurrence or event on any other occasion.

      17.18 Severability

If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, that provision shall become ineffective and unenforceable. The parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement and they further agree to substitute for the invalid provision a valid provision that most closely approximates the effect and intent of the invalid provision.

      17.19 Interpretation

The words and phrases used herein shall have the meaning generally understood in the telecommunications industry and the microwave radio industry. This Agreement shall be construed in accordance with its fair meaning.

      17.20 No Offsets

The payments required under this Agreement shall be due on time and neither party may offset any such payment because of any claim hereunder.

      17.21 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and deemed effective and binding if executed and exchanged by facsimile, provided that promptly thereafter original signatures are exchanged.

      17.22 Integration

This Agreement and all Attachments hereto constitute the entire agreement between the parties hereto and supersedes all prior representations, agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter. All Preambles, Recitals, Background and Statements of Purpose are expressly excluded from this Agreement. This Agreement allocates the risks of loss among the parties according to their express agreement, which allocation is reflected in the charges and terms and conditions set forth herein. Except as otherwise provided for herein, this Agreement may not be released, discharged, amended, or modified in any way except by a writing that expressly refers to this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement effective as of the date first above written.

ADVANCED RADIO TECHNOLOGIES.    CHADWICK TELEPHONE
CORPORATION

By: /s/ Thomas C. Bennett      By: /s/ R.C. Paul, Junior
    -----------------------        ---------------------
Name:   Thomas C. Bennett      Name:   R.C. Paul, Jr.
      ---------------------           ------------------
Title:  VP/GM, NE              Title:  Pres.
      ---------------------           ------------------
Date:   29 Oct 96              Date:   11-13-96
      ---------------------           ------------------


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

ATTACHMENTS

A.  Definitions

B.  Current Version of Service Order

C.  Charges for Services and Standard Installation

D.  Escalation Procedures for Restoring Service

E.  Performance Agreement

F.  Standard Installation Equipment

G.  Additional Equipment and Charges

Attachment A

Definitions

As used in this Agreement, the following terms shall have the following meanings:

"Acceptance Criteria" shall mean that the circuit is able to successfully transmit and receive voice and/or data traffic between the two Demarcation Points that define the ART portion of the circuit.

"Affiliates" shall mean any corporation or other entity which, directly or indirectly, owns or controls, either de facto or de jure, the first entity, or is directly or indirectly owned or controlled, either de facto or de jure, by the first entity.

"Availability of 99.995%" shall mean a Circuit that, for a defined period of time, the number of Severely Errored Seconds is less than .005% of the total seconds in the period.

"Bit Error Rate" shall mean the number of bits unintentionally changed in the course of transmission relative to a specific quantity of bits transmitted; usually expressed as a number referenced to a power of 10.

"CAP" shall mean a Competitive Access Provider and is synonymous with the term CLEC.

"Circuit" shall mean any individual DS-0, DS-l, DS-3 or other data transmission service provided in total or in part by ART.

"CLEC" shall mean a company that is not the traditional LEC and furnishes local exchange service pursuant to state authorization using primarily fiber optic cable.

"Demarcation Point" shall mean the interface between the portion of a circuit provided by ART and any portion of the circuit not provided by ART.

"Standard Installation" shall mean an installation where both radios are roof mounted, no core boring penetrations are necessary, access is unrestricted during normal business hours, and the installation can be accomplished in one concurrent eight (8) hour period.

"IDU" shall mean the Indoor Unit, consisting of electronics that are part of the ART-supplied 38 GHz radio transceiver, which is located typically within a building on the End user's Premises and is connected to the ODU by coaxial cable, usually RG 8.

"ODU" shall mean the Outdoor Unit, consisting of an antenna, antenna mount or mast and electronics that are part of the ART-supplied 38 GHz radio transceiver and which is located typically on the roof of a building or tower, but which may be mounted inside of a window and which is connected to the IDU by coaxial cable, usually RG 8.

"PT" shall mean either standard clock Pacific Time or daylight Pacific clock Time whichever is applicable.

"DS0" shall mean a Digital Signal Zero, which is a circuit with a bandwidth of 64 kilobits per second, which is the capacity necessary to carry a single voice conversation.

"DS1" shall mean Digital Signal One, which is a circuit with a bandwidth of
1.544 megabits per second, roughiy 24 times that of DS-0. ADS-1 is also known as a T-l.

"D53" shall mean Digital Signal Three, which is a circuit with a bandwidth of 45 megabits per second. A D-3 is also known as a T-3.

"End User" shall mean the Customer of the Reseller, which is responsible for the content of the transmissions.

"Equipment" shall mean the equipment installed by ART and set forth in the Link Inventory List.

"Force Majeure" shall mean the factors set forth in Section 18.10 that are considered to excuse performance.

"Notice" shall mean the notice provisions set forth in Section 18.12.3.

"Outage" shall mean service interruptions in excess often consecutive (10) Severely Errored Seconds.

"Link" shall mean radio path between two transceivers. A radio path may consist of one or more Links.

"POTS" shall mean Plain Old Telephone Service, which is an [ ]acronym for the simple, no vertical services, dial tone service, [ ] which is the basic voice telephone service.

"Retail Rates" shall mean the rates charged to End Users by ART.

"Wholesale Rates" shall mean the rates charged to the Reseller by ART.

"Reseller" shall mean the carrier to whom ART sells Service at Wholesale rates and which in turn provides Service to the End User.

"Service Area" shall mean the area within which ART provides Service.

"Services" shall mean the services provided by ART pursuant to the terms of this Agreement.

"Agreement" shall mean each initialed page of this agreement, each of its Attachments and each amendments if executed by each party.

"Service Order" shall mean the order for Service executed by the Reseller in the form of Attachment C.

"Severely Errored Seconds" shall mean those seconds in which the Bit Error Rate is greater than 10-3.

"Site" shall mean location of the IDU, ODU, the connecting cabling and ancillary equipment to be used for furnishing Service to the End User. Each Link shall consist of two or more Sites.

"Site Surveys" shall mean the surveys of potential Sites for acceptability for the location of Equipment and furnishing of Service.

"Tariff' shall mean the rates and related terms and conditions of Service filed by ART with federal and state regulatory commissions and in effect at the time of Service.

"Writing" shall mean any recordation whether on paper or its equivalent or in an decipherable electronic medium, except that where a writing must be signed under the terms of this Agreement it shall be on paper.

"Preliminary Site Surveys" shall mean the initial survey of the Site.